UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2014

TECUMSEH PRODUCTS COMPANY
(Exact name of registrant as specified in its charter)

Michigan	0-452	38-1093240
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5683 Hines Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (734) 585-9500

(not applicable)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Annual Cash Incentive Awards

On March 31, 2014, our Compensation Committee granted annual cash incentive awards under our 2014 Omnibus Incentive Plan to our executive officers. For 2014, the executive officers receiving these awards are our three current executive officers, James J. Connor, Igor Popov and Janice E. Stipp, each of whom received an annual cash incentive award effective March 31, 2014.
The grants were made subject to shareholder approval of our 2014 Omnibus Incentive Plan at the 2014 annual meeting of shareholders, scheduled for April 30, 2014. If shareholders fail to approve the 2014 Omnibus Incentive Plan, annual cash incentives under the 2014 Omnibus Incentive Plan will be canceled without any payments being made, but our Compensation Committee reserves the right to award bonuses to our executives, which would not comply with the performance-based exception under Section 162(m).
We use a target incentive approach because it is a formal, goals-oriented method of determining incentives that is responsive to changing internal and external business conditions from year to year. To make our annual cash incentives reflect our performance during 2014, the actual amount earned is based on meeting at least 80% of our EBITDA target of approximately $27.5 million, which would be an improvement over 2013. If the approximately $22.0 million threshold EBITDA is not met, no amounts will be earned under these annual cash incentives. If the threshold EBITDA is met, the actual amount earned is based on our actual Free Cash Flow compared to our target Free Cash Flow of approximately $2.8 million, which would be an improvement over 2013. If less than 80% of our target Free Cash Flow is met, the actual amount earned would be zero. Reaching 80% of the target Free Cash Flow produces a threshold payout of 50% of the target incentive opportunity; reaching 100% of the target Free Cash Flow produces a payout of 100% of the target incentive opportunity; and reaching 120% of the target Free Cash Flow produces a maximum payout of 150% of the target incentive opportunity. Straight-line interpolation is used to determine the performance-payout relationship between the threshold and the maximum.
The Compensation Committee has negative discretion to reduce by up to 50% the cash otherwise payable upon settlement of these annual cash incentives in the exercise of its sole discretion based on its subjective evaluation of the participating employee’s individual performance and the Company’s performance in achieving certain specific objectives during 2014 established by the Compensation Committee relating to sales, global manufacturing rationalization, liquidity and financing, continuing implementation of our product revitalization plans, labor negotiations, and expansion of our customer base and any non-recurring factors affecting EBITDA or Free Cash Flow. The Compensation Committee will exercise its negative discretion on the date between January 1, 2015 and March 1, 2015 that the Compensation Committee determines whether the performance goals for 2014 have been met (the “2014 Determination Date”).
“EBITDA” means our 2014 fiscal year income (loss) from operations before interest, taxes, depreciation and amortization. EBITDA shall be determined to the nearest dollar.
“Free Cash Flow” means cash provided by or used in operating activities determined from our Consolidated Statements of Cash Flows for the year ending December 31, 2014 in the Cash Flows from Operating Activities section in accordance with United States Generally Accepted Accounting Principles, minus our 2014 capital expenditures determined from our Consolidated Statements of Cash Flows for the year ending December 31, 2014 in the Cash Flows from Investing Activities section in accordance with United States Generally Accepted Accounting Principles. Free Cash Flow will be determined to the nearest dollar.
For 2014, the Compensation Committee has established a target incentive for each participating employee under each annual cash incentive award, expressed as a percentage of his or her salary and that is the same percentage of salary used in 2013 and 2012, with the exception of Igor Popov who was not employed during those years. The 2014 target incentive percentages for annual cash incentives for our current executive officers are:

Executive Officer	Target Incentive
James J. Connor	80% of salary
Igor Popov	70% of salary
Janice E. Stipp	65% of salary

The following table illustrates the potential amounts as a percentage of the target incentive for the threshold, target and maximum payouts:

Performance Goals	Maximum Percentage*
Below Threshold	0%
Threshold (80% of Target Goal)	50%
Target (100% of Target Goal)	100%
Maximum (120% of Target Goal)	150%
*Subject to the Committee’s negative discretion as to 50% of the amount earned as otherwise determined.
If the EBITDA threshold is met, the cash incentive will equal (1) the participant’s salary, (2) multiplied by the participant’s target incentive percentage, and (3) then multiplied by a percentage between 50% and 150% (0% if the threshold is not met) based on the actual Free Cash Flow compared to the target Free Cash Flow, all subject to the Compensation Committee’s negative discretion.
The above awards were made pursuant to Performance Unit Award Agreements under the Tecumseh Products Company 2014 Omnibus Incentive Plan, a form of which is attached as Exhibit 99.1 to this report and is incorporated by reference in this Item 5.02. The description of these awards in this Item 5.02 is qualified in its entirety by reference to the attached Performance Unit Award Agreement and to the 2014 Omnibus Incentive Plan, which should be read carefully.

Item 9.01	Financial Statements and Exhibits.

The following exhibit is filed with this report:

Exhibit No.	Description

99.1	Form of Performance Unit Award Agreement Under the Tecumseh Products Company 2014 Omnibus Incentive Plan (management contract or compensatory plan or arrangement).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECUMSEH PRODUCTS COMPANY

Date:	April 4, 2014	By:	/s/ James J. Connor
James J. Connor,
President, Chief Executive Officer and
Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Form of Performance Unit Award Agreement Under the Tecumseh Products Company 2014 Omnibus Incentive Plan (management contract or compensatory plan or arrangement).